EXHIBIT 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date          June 11, 2026

Eaton Advances 2030 Growth Strategy with Announcement to Combine Mobility Group with Dana Incorporated

•	Enhances Eaton’s focus on higher growth, higher margin Electrical and Aerospace businesses directly aligned to secular megatrends
•	Immediately accretive to Eaton’s organic growth rate and operating margins upon closing, expected in the first quarter of 2027
•	Reverse Morris Trust transaction values combined company at over $10 billion in enterprise value and Eaton’s Mobility Group at approximately $5.1 billion
•	Eaton to receive an approximately $1.1 billion cash distribution; Eaton shareholders to own at least 50.1% of the combined company
•	Combined company shareholders to benefit from $250 million of run-rate synergies

DUBLIN – Intelligent power management company Eaton (NYSE: ETN) today announced the next step in Eaton’s ongoing portfolio transformation. Eaton entered into a definitive agreement with Dana Incorporated (NYSE: DAN) under which Eaton will separate and combine its Mobility Group with Dana in a Reverse Morris Trust (RMT) transaction creating a combined company valued at over $10 billion.

The separation of the Mobility Group marks the next step in Eaton’s ongoing portfolio transformation and positions Eaton to execute on the Company’s 2030 growth strategy. Upon closing of the transaction, Eaton will operate a more focused portfolio concentrated on its Electrical and Aerospace businesses, which are directly aligned to secular growth themes in electrification, digitalization, AI-driven data center buildout, infrastructure modernization, aerospace aftermarket, and defense spending. The recent acquisitions of Ultra PCS and Boyd Thermal further strengthen the Company’s strategic positioning, extending Eaton’s capabilities in aerospace electronic controls and liquid cooling for data centers.

The separation is expected to be immediately accretive to Eaton’s organic growth rate and operating margins upon closing. Eaton expects to deploy the approximately $1.1 billion cash distribution from the transaction consistent with its existing capital allocation framework and priorities, including repayment of outstanding indebtedness.

Paulo Ruiz, Eaton chief executive officer, said, “We are pleased to have reached this agreement, which delivers significant value to Eaton and its shareholders, and represents a major milestone in Eaton’s 2030 growth strategy to lead, invest, and execute for growth. Eaton shareholders will benefit from the meaningful upside created by the combined company, and the transaction will provide substantial cash value for Eaton to deploy to our highest-growth and highest-margin opportunities. Looking ahead, our portfolio will be closely aligned with the powerful megatrends driving generational growth in our Electrical and Aerospace businesses, and we look forward to continuing our momentum to drive meaningful value for our customers and shareholders."

Benefits of Combining Mobility Group and Dana

The combined Mobility Group and Dana will be a scaled, global engineered solutions partner, well-positioned to serve commercial vehicle and light vehicle OEMs worldwide. Together, the combined company will offer a comprehensive and complementary portfolio of drivetrain, propulsion, electrification, and power management solutions spanning internal combustion, hybrid, and fully electric platforms to commercial vehicle and automotive OEMs, supported by comprehensive technology capabilities and best in class manufacturing capabilities. The combined company expects to generate approximately $11 billion in pro forma revenue and $1.7 billion in pro forma estimated 2026 adjusted EBITDA (including run-rate synergies, which are expected to be fully realized within 24 months following closing).

The combined company will benefit from increased scale, $250 million of run-rate cost synergies, and greater diversification across customers, geographies, and end markets. It will also have an expanded aftermarket presence, which is expected to deliver more resilient revenue streams across economic cycles.

Mr. Ruiz continued, “Combining the Mobility Group with Dana creates a strong company that will be well-positioned to serve customers and support employees over the long term. We are proud of our mobility team and what they have built and are confident the combination of talent, capabilities, and technologies will create meaningful value for shareholders, customers, and employees alike.”

R. Bruce McDonald, Dana Chairman and Chief Executive Officer, stated, “We are excited to bring together Eaton’s Mobility Group with Dana. The addition of Mobility Group’s leading positions in commercial vehicle transmissions, clutches, and power management technologies, combined with Dana’s strengths in axles, driveshafts, electrification, thermal management, and sealing products, will create a truly differentiated global platform. Together, we will be better positioned to serve our customers, invest in innovation, and drive long-term value creation for shareholders of the combined company.”

Transaction Details

The transaction values Eaton’s Mobility Group at approximately $5.1 billion. This represents a multiple of 8.3x 2026 estimated pro forma adjusted EBITDA, or 5.9x on a fully synergized basis, including $250 million of run-rate synergies. Eaton shareholders will receive newly issued shares of the combined company such that Eaton shareholders will own at least 50.1% of the combined company’s outstanding shares following the consummation of the transaction. The agreement follows Eaton’s previously announced intent to separate its Mobility Group into an independent, publicly traded company.

The transaction is structured as a “Reverse Morris Trust” transaction, where Eaton will first separate its Mobility Group to Eaton shareholders through either an exchange offer (split-off) or a pro rata distribution (spin-off), at Eaton’s election. Immediately thereafter, Dana will merge with a subsidiary of the Mobility Group, with Dana surviving as a wholly owned subsidiary of the Mobility Group. In the event of a split-off, Eaton shareholders would have the opportunity to tender their Eaton shares in exchange for shares of the Mobility subsidiary. In the event of a spin-off, all Eaton shareholders would receive shares of the Mobility subsidiary on a pro rata basis. Eaton will also receive a cash distribution of $1.1 billion prior to completion of the transaction, subject to adjustment for cash and indebtedness, which will be funded by newly-issued debt of the Mobility Group. The transaction is intended to be tax-free for U.S. federal income tax purposes to Eaton and Eaton’s shareholders.

The agreement was unanimously approved by the Eaton board of directors following a comprehensive evaluation of strategic alternatives for its Mobility Group. The agreement was also unanimously approved by the Dana board of directors.

The transaction is expected to close in the first quarter of 2027, subject to receipt of Dana shareholder approval, receipt of required regulatory clearances, and customary closing conditions.

Byron Foster, Dana’s incoming Chief Executive Officer, and Timothy Kraus, Dana’s current Chief Financial Officer, will lead the combined company as CEO and CFO, respectively. Erin Rowse, Eaton’s current Senior Vice President Human Resources, Industrial, will serve as the combined company’s Chief Human Resources Officer upon close. The combined company’s senior management team will include representatives from both companies and will be announced as integration planning progresses. R. Bruce McDonald, Dana’s current Chairman and Chief Executive Officer, will serve as Executive Chairman of the combined company. Dana's eight-member board of directors will be expanded to include three additional directors designated by Eaton, including one current Eaton executive and two current Eaton directors.

The combined company will operate as Dana Incorporated and will continue to be listed on the NYSE under the ticker symbol DAN.

In a separate press release and presentation issued today, Dana provided additional details regarding the combination.

Advisors

Morgan Stanley & Co. LLC is serving as Eaton’s financial advisor on the transaction and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Hogan Lovells are acting as legal counsel to Eaton. Joele Frank, Wilkinson Brimmer Katcher is serving as Eaton’s strategic communications advisor.

About Eaton

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial and institutional, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of $27.4 billion in 2025, the company serves customers in 180 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Cautionary Notes on Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction between Eaton Corporation plc (“Eaton”), Dana Incorporated (“Dana”) and Mobility (USA) Corporation (“SpinCo”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the proposed transaction and financing of the transaction, the ability of the parties to complete the proposed transaction, the expected benefits of the proposed transaction, including future financial and operating results and strategic and synergistic benefits, the tax consequences of the proposed transaction, and the combined company’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions, and any assumptions underlying any of the foregoing, are forward looking statements.

These forward-looking statements are based on Eaton’s and Dana’s current expectations and are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the ability to complete the proposed transaction on the timeframe or on the terms currently anticipated or at all, including due to a failure to obtain requisite stockholder and/or regulatory approvals; risks related to difficulties, inabilities or delays in integrating the businesses of Dana and SpinCo; the ability to realize the anticipated benefits of the proposed transaction, including estimated combined EBITDA, estimated combined revenue and estimated run-rate cost synergies; potential impact of the announcement or consummation of the proposed transaction on Eaton’s and Dana’s stock prices; restrictions on the conduct of Eaton’s and Dana’s respective businesses prior to closing and on each of their ability to pursue alternatives to the proposed transaction; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, or unforeseen or unknown liabilities; the ability of the combined company to implement its business strategy; the inability of the combined company to retain and hire key personnel; the occurrence of any event that could give rise to termination of the proposed transaction; the risk that stockholder litigation in connection with the proposed transaction or other litigation, settlements or investigations may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; risks relating to the ability to obtain financing for the transaction upon acceptable terms or at all; evolving legal, regulatory and tax regimes; changes in general economic and/or industry specific conditions; global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; the risks that the anticipated tax treatment of the proposed transaction is not obtained; the risk of greater than expected difficulty in separating the business of SpinCo from the other businesses of Eaton; risks related to the disruption of management time from ongoing business operations due to the pendency of the proposed transaction, or other effects of the pendency of the proposed transaction on the relationship of any of the parties to the transaction with their employees, customers, suppliers, or other counterparties; and other risk factors detailed from time to time in Eaton’s and Dana’s reports filed with the Securities and Exchange Commission (the “SEC”), including Eaton’s and Dana’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC, including documents that will be filed with the SEC in connection with the proposed transaction. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this communication. None of Eaton, Dana or SpinCo undertakes, and each party expressly disclaims, any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

It should also be noted that projected financial information for the combined company is based on management’s estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of Dana or SpinCo.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, SpinCo may file with the SEC an information statement on Form 10 (“Form 10”) or a registration statement on Form S-1/S-4 (the “Form S-1/S-4”) that constitutes a prospectus with respect to the shares of common stock, par value $0.01 per share, of SpinCo (the “SpinCo shares”) to be issued to Eaton shareholders in the proposed exchange offer (the “prospectus/offer to exchange”). Eaton may also file with the SEC a tender offer statement (the “Schedule TO”) with respect to the offer by Eaton to exchange all SpinCo shares for ordinary shares, par value $0.01 per share, of Eaton that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer (if any). In addition, SpinCo intends to file with the SEC a registration statement on Form S-4 (the “Form S-4”) that will include a proxy statement of Dana and that also constitutes a prospectus of SpinCo with respect to the SpinCo shares to be issued in the proposed merger (the “proxy statement/prospectus”). Each of Eaton, SpinCo and Dana may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form 10, Form S-1/S-4, Schedule TO, Form S-4, prospectus/offer to exchange, proxy statement/prospectus or any other document that Eaton, SpinCo or Dana may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS, THE SCHEDULE TO; THE PROSPECTUS/OFFER TO EXCHANGE, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT EATON, DANA, SPINCO AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Form 10, Form S-1/S-4, Schedule TO, Form S-4, the prospectus/offer to exchange and the proxy statement/prospectus (if and when available) and other documents containing important information about Eaton, Dana and SpinCo and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by Eaton and SpinCo will be available free of charge on Eaton’s website at https://www.eaton.com/us/en-us/company/investor-relations.html. Copies of the documents filed with, or furnished to, the SEC by Dana will be available free of charge on Dana’s website at https://danaincorporated.gcs-web.com/. The information included on, or accessible through, Eaton or Dana’s website is not incorporated by reference into this communication.

Participants in the Solicitation

Eaton, Dana, SpinCo and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Eaton, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Eaton’s proxy statement for its 2026 Annual General Meeting of Shareholders, which was filed with the SEC on March 13, 2026. Information about the directors and executive officers of Dana, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Dana’s proxy statement for its 2026 Annual Meeting of Stockholders, which was filed with the SEC on March 13, 2026. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4 and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the Form 10, Form S-1/S-4, Schedule TO, Form S-4, the prospectus/offer to exchange and the proxy statement/prospectus carefully if and when available before making any voting or investment decisions. You may obtain free copies of these documents from Eaton or Dana using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or exchange any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or in a transaction exempt from the registration requirements of the Securities Act.

Note Regarding Use of Non-GAAP Financial Measures

In addition to the financial measures presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), this communication includes certain non-GAAP financial measures (collectively, the “Non-GAAP Measures”), such as adjusted EBITDA. These Non-GAAP Measures should not be used in isolation or as a substitute or alternative to results determined in accordance with U.S. GAAP. In addition, Dana’s and Eaton’s definitions of these Non-GAAP Measures may not be comparable to similarly titled non-GAAP financial measures reported by other companies. A reconciliation of these Non-GAAP Measures to the most directly comparable financial measures calculated and reported in accordance with U.S. GAAP can be found in Dana’s filings with the SEC except for financial guidance and other forward-looking information since such a reconciliation is not practicable without unreasonable effort as Dana is unable to reasonably forecast certain amounts that are necessary for such reconciliation.

Contact:

Jennifer Tolhurst

(440) 523-4006

jennifertolhurst@eaton.com